Exhibit 4.1

EXECUTION VERSION

GFI Group Inc.,

as Issuer,

BGC Partners, Inc.,

as Guarantor

and

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 12, 2016

TO THE INDENTURE

Dated as of July 19, 2011

As supplemented and amended by the

First Supplemental Indenture

thereto, dated as of November 4, 2015

Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of January 12, 2016, among GFI Group Inc., a Delaware corporation (the “Company”), BGC Partners, Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee, under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of July 19, 2011 (the “Original Indenture”);

WHEREAS, the Company has heretofore created and issued under the Original Indenture a series of securities referred to as the 8.375% Senior Notes due 2018 in the current aggregate principal amount outstanding of $240,000,000, the form of which has been filed by the Company as Exhibit 4.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-177459) filed with the Securities and Exchange Commission on November 14, 2011 (the “Notes”);

WHEREAS, the Company and the Guarantor have entered into a Guarantee, dated as of July 10, 2015, by and between the Company and the Guarantor, pursuant to which the Guarantor has fully and unconditionally guaranteed all of the Company’s obligations under the Original Indenture and the Notes on the terms and conditions set forth therein (the “Guarantee”);

WHEREAS, the Company, the Guarantor and the Trustee have entered into a First Supplemental Indenture to the Original Indenture, dated as of November 4, 2015, to include the terms of the Guarantee in the Original Indenture (the Original Indenture, as supplemented and amended by such First Supplemental Indenture, the “Indenture”);

WHEREAS, the Company and the Guarantor desire to execute and deliver to the Trustee this Second Supplemental Indenture to amend Section 101 and amend and restate Sections 501(4) and 704 of the Indenture (the “Amendments”);

WHEREAS, pursuant to Section 902 of the Indenture, the Company (when authorized by or pursuant to a Company Resolution) and the Trustee are authorized to execute and deliver this Second Supplemental Indenture with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities by Act of said Holders delivered to the Company and the Trustee (the “Requisite Consents”);

WHEREAS, the Company has solicited consents (the “Consent Solicitation”) to amend the Indenture to include the Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated December 22, 2015 (the “Consent Solicitation Statement”), and in the related Consent Letter (together with the Consent Solicitation Statement, the “Consent Solicitation Materials”);

WHEREAS, in connection with the Consent Solicitation, the Company will, upon the satisfaction of certain conditions set forth in the Consent Solicitation Materials, pay the Consent Fee (as defined in the Consent Solicitation Materials) to Holders of Notes for which consents to the Amendments have been validly delivered prior to the Expiration Time (as defined in the Consent Solicitation Materials) and have not been revoked prior to the Consent Time (as defined in the Consent Solicitation Materials) to Global Bondholder Services Corporation, the paying agent for the Consent Solicitation (the “Paying Agent”), on behalf of Holders that had delivered such valid and unrevoked consents;

WHEREAS, the Amendments shall become operative only if the Company pays the Consent Fee (the time of such payment being referred to herein as the “Operative Time”) to the Paying Agent on behalf of the Holders;

WHEREAS, the Company has received Acts of Holders evidencing the Requisite Consents to effect the Amendments and the Company has delivered to the Trustee such Acts of Holders; and

WHEREAS, the Company has delivered to the Trustee (i) a Company Resolution authorizing the execution and delivery of this Second Supplemental Indenture, (ii) a Company Request requesting that the Trustee join in the execution and delivery of this Second Supplemental Indenture and (iii) an Officers’ Certificate and an Opinion of Counsel required by Sections 102 and 903 of the Indenture with respect to this Second Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Effectiveness. This Second Supplemental Indenture shall become effective upon execution and delivery of this Second Supplemental Indenture by the Company, the Guarantor and the Trustee, whereupon the Indenture shall be amended and supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the amendments to the Indenture set forth in Sections 3, 4 and 5 of this Second Supplemental Indenture shall not become operative until the Operative Time. The Company shall give the Trustee prompt written notice of the occurrence of the Operative Time. Notwithstanding the foregoing, nothing herein shall affect the validity of the Guarantee, which shall continue in full force and effect in accordance with its terms.

2. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture or in the form of Note, as the case may be.

3. Amendment of Section 101. Section 101 of the Indenture is hereby amended by adding the following text:

“Section 101. Definitions.

. . . .

‘Parent’ means BGC Partners, Inc., or another Person that is subject to the reporting requirements of Section 13 or
15(d) of the Exchange Act and directly or indirectly controls the Company.”

4. Amendment and Restatement of Section 501(4). Section 501(4) of the Indenture is hereby amended and restated in its entirety as follows:

“Section 501. Events of Default.

. . . .

(4) default in the performance, or breach, of any covenant of the Company or Parent in this Indenture for the benefit of Holders of Securities of such series or any of the Securities of such series (other than a covenant for which the consequences of breach or nonperformance are addressed elsewhere in this Section 501 or a covenant which has expressly been included in this Indenture, whether or not by means of a supplemental indenture, solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of this Indenture) for a period of 90 days after there has been given, by registered or certified mail, or overnight courier, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder (it being agreed that the Company’s or Parent’s, as the case may be, performance of such covenant during such 90-day period shall constitute a cure of such default or breach); or”

5. Amendment and Restatement of Section 704. Section 704 of the Indenture is hereby amended and restated in its entirety as follows:

“Section 704. Reports by Company.

(a) The Company shall, whether or not required by the rules and regulations of the Commission, for so long as any Notes are outstanding, provide to the Holders of the Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and

(2) all reports that would be required to be filed with the Commission on Form 8-K, if the Company were required to file the reports.

Whether or not required by the Commission’s rules and regulations, the Company will file a copy of all the information described in clauses (1) and (2) above with the Commission, within the time periods specified above, unless the Commission will not accept the filing. The Company will also make the information described in clauses (1) and (2) above available to Holders who request it in writing, unless the Company has filed such information with the Commission via the EDGAR Filing System and such information is publicly available.

(b) Notwithstanding the provisions of Section 704(a), for so long as the Notes are guaranteed by Parent, Section 704(a) shall not apply and the following provisions of this Section 704(b) shall govern:

(1) Parent shall file with the Trustee, within 15 days after Parent is required to file the same with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) all annual reports, information, documents and other reports that Parent is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, and

(2) Parent shall at all times comply with Section 314(a) of the Trust Indenture Act.

(c) Filing of any such annual report, information, documents and such other reports on the Commission’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the Commission shall be deemed to satisfy the requirements of this section, provided that the Trustee shall have no duty to determine whether any such filing shall have occurred.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or Parent’s compliance with any of their respective covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

6. Trustee Not Responsible for Recitals. The recitals and statements contained herein shall be taken as the statements of the Company and Guarantor, and the Trustee does not assume any responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Second Supplemental Indenture.

7. Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.

8. Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than the New York General Obligations Law Section 5-1401.

9. Multiple Counterparts. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

10. Confirmation of the Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects hereby ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect, except as supplemented and amended hereby.

11. Effects of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

12. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture made by the parties hereto shall bind their respective successors and assigns, whether so expressed or not.

13. Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the date first above written.

GFI GROUP INC., as Issuer

By:	/s/ James A. Peers
Name:	James A. Peers
Title:	Chief Financial Officer

BGC PARTNERS, INC., as Guarantor

By:	/s/ Graham Sadler
Name:	Graham Sadler
Title:	Chief Financial Officer

Signature Page to Second Supplemental Indenture Respecting GFI Group Inc’s 8.375% Senior Notes due 2018

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President

Signature Page to Second Supplemental Indenture Respecting GFI Group Inc’s 8.375% Senior Notes due 2018